EXHIBIT 23.3

                               [KPMG Letterhead]

March 5, 2000

Board of Directors
Tanox, Inc.
10301 Stella Link
Houston, Texas 77025

We consent to the reference to our firm in the Management Discussion and Analysis section of the Tanox, Inc. Registration Statement as the appraisers of the intangible assets acquired in the Pangenetics transaction.

                                        Sincerely,

                                        /s/ KPMG LLP

Dallas, Texas